                                                    --------------------------
                                                            OMB APPROVAL
                                                    --------------------------
--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
                                                    --------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
Apartment Investment and Management Company   (Month/Day/Year)           Oxford Residential Properties I        (Month/Day/Year)
-------------------------------------------                              Limited Partnership (No trading              N/A
                                                                         symbol)
     (Last)     (First)     (Middle)            9/20/00                  ----------------------------------  -----------------------
Colorado Center, Tower Two                 ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
2000 South Colorado Boulevard              3. I.R.S. Identification         Person(s) to Issuer                 Group Filing (Check
Suite 2-1000                                  Number of Reporting           (Check all applicable)              Applicable Line)
----------------------------------------      Person, if an entity             Director    X  10% Owner             Form filed by
             (Street)                         (voluntary)                -----           -----                  --- One Reporting
Denver,             CO         80222                                           Officer        Other (specify        Person
--------------------------------------     ----------------------------  -----           -----      below)       X  Form filed by
      (City)      (State)      (Zip)                                     (give title below)                     --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Assignee Limited Partnership Interests              4,779                            I                   Held by ORP Acquisition
                                                                                                         Partners, LP
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 10 Pages


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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NONE
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EXPLANATION OF RESPONSES: Acquisition Limited Partnership ("Acquisition") owns a 59% general partnership interest and a 40% limited partnership interest in ORP Acquisition Partners LP ("ORP"). ORP Acquisition, Inc. ("ORP Acquisitions") owns a 1% general partnership interest in both Acquisition and ORP. Oxford Realty Financial Group, Inc. ("ORFG") wholly-owns ORP Acquisition.
AIMCO/Bethesda Holdings, Inc. ("ABH") owns a substantial majority of the capital stock of ORFG. Apartment Investment and Management
Company ("AIMCO") owns 99% of ABH. AIMCO Properties, L.P. ("AIMCO OP") owns a 45.565% limited partnership interest in Acquisition.
AIMCO/Bethesda Holdings Acquisitions, Inc. ("ABHA") is wholly-owned by ABH and currently owns a 25.75% limited partnership interest in Acquisition. A 27.684% limited partnership interest in Acquisition is held in escrow. After January 1, 2000, the 27.684%
limited partnership in Acquisition currently held in escrow will be transferred to AIMCO OP and AIMCO OP will acquire the 25.75%
limited partnership interest in Acquisition held by ABHA and will own a 99% limited partnership interest in Acquisition. AIMCO-GP,
Inc. is the sole general partner of AIMCO OP (owning approximately 1% of the total equity interests). AIMCO-GP, Inc. is a wholly-owned subsidiary of AIMCO.

                                                                                 /s/ Patrick J. Foye                 October 2, 2000
                                                                                 ----------------------------------  ---------------
                                                                                 **Signature of Reporting Person        Date
                                                                                 APARTMENT INVESTMENT AND
                                                                                 MANAGEMENT COMPANY
                                                                                 By: Patrick J. Foye,
                                                                                     Executive Vice President


**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.




                               Page 2 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO-GP, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO-GP, Inc.




                               Page 3 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO Properties, L.P.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO-GP, Inc.
                         General Partner of
                         AIMCO Properties, L.P.




                               Page 4 of 10 Pages

                            Joint Filer Information


Name:                    ORP Acquisition Partners LP

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         ORP Acquisition, Inc.
                         General Partner of
                         ORP Acquisition Partners LP




                               Page 5 of 10 Pages

                            Joint Filer Information


Name:                    Acquisition Limited Partnership

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         ORP Acquisition, Inc.
                         General Partner of
                         Acquisition Limited Partnership



                               Page 6 of 10 Pages

                            Joint Filer Information


Name:                    ORP Acquisition, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         ORP Acquisition, Inc.




                               Page 7 of 10 Pages

                            Joint Filer Information


Name:                    Oxford Financial Group, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         Oxford Financial Group, Inc.




                               Page 8 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO/Bethesda Holdings, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO/Bethesda Holdings, Inc.




                               Page 9 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO/Bethesda Holdings Acquisitions, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/20/00


Signature:               /s/ Patrick J. Foye
                         ------------------------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO/Bethesda Holdings Acquisitions, Inc.




                               Page 10 of 10 Pages